Exhibit 99.1

Atkore International Group Inc. Announces Second Quarter 2018 Results

•	Diluted earnings per share increased by $0.51 to $0.79; Adjusted net income per diluted share increased by $0.23 to $0.63

•	Net income increased by $23.6 million to $42.6 million; Adjusted EBITDA increased by $9.2 million to $65.3 million

•	Divested the assets of FlexHead Industries, Inc. and SprinkFLEX, LLC for proceeds of $42.0 million

•	Full-year Adjusted net income per diluted share guidance updated to $2.40 - $2.50.

HARVEY, IL. — May 8, 2018 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2018 second quarter ended March 30, 2018.

"Once again, Atkore delivered strong results, as shown in our second quarter of fiscal 2018. We realized double-digit growth in Net sales, Adjusted EBITDA and Earnings per share through organic volume growth, productivity savings and accretive earnings from acquisitions," commented John Williamson, Atkore President and Chief Executive Officer.

"We're pleased to raise our full-year guidance based upon continued execution of our growth strategy, strong management practices and disciplined use of our business system that enable Atkore to deliver value for our customers and shareholders," Williamson added.

On March 30, 2018, the Company sold the assets of FlexHead Industries, Inc. and SprinkFLEX, LLC (together "Flexhead"). The Flexhead businesses manufacture commercial flexible sprinkler head connection products for use in a variety of markets, including for industrial, commercial, cold storage, institutional and clean room applications.

On January 8, 2018, the Company acquired the assets of Communications Integrators, Inc. ("Cii"), a manufacturer of modular, prefabricated power, voice and data distribution systems located in Tempe, Arizona for a total purchase price, including contingent consideration, of $4.0 million.

2018 Second Quarter Results

	Three months ended
(in thousands)	March 30, 2018	March 31, 2017	Change	% Change
Net sales
Electrical Raceway	$324,787	$270,995	$53,792	19.8%
Mechanical Products & Solutions	120,310	102,180	18,130	17.7%
Eliminations	(97)	(384)	287	(74.7)%
Consolidated operations	$445,000	$372,791	$72,209	19.4%

Adjusted EBITDA
Electrical Raceway	$56,404	$46,687	$9,717	20.8%
Mechanical Products & Solutions	16,722	15,457	1,265	8.2%
Unallocated	(7,785)	(6,022)	(1,763)	29.3%
Consolidated operations	$65,341	$56,122	$9,219	16.4%

Net sales increased by $72.2 million, or 19.4% to $445.0 million for the three months ended March 30, 2018 compared to $372.8 million for the prior-year period. Net sales increased $31.7 million due to the acquisitions of Marco Cable Management, Flexicon Limited, Calpipe Industries, LLC and Cii over the past twelve months. Additionally, net sales increased $24.3 million due to higher net average selling prices resulting from the pass-through impact of higher input costs of copper and steel and higher freight costs, and increased market prices for PVC electrical conduit and fittings products. Lastly, net sales increased $12.7 million partly due to higher volume of products sold within the Mechanical Products & Solutions segment, partially offset by lower volume of armored cable and fittings products sold within the Electrical Raceway segment.

Exhibit 99.1

Gross profit increased by $21.5 million, or 24.6% to $109.2 million for the three months ended March 30, 2018, as compared to $87.6 million for the prior-year period. Gross margins increased to 24.5% for the three months ended March 30, 2018, as compared to 23.5% for the prior-year period. Gross margins increased primarily due to increased market prices for PVC electrical conduit and fittings products, partially offset by the pass-through impact of higher input costs of steel and copper and higher freight costs.

Net income increased by $23.6 million, or 124.8% to $42.6 million for the three months ended March 30, 2018 compared to $18.9 million for the prior-year period primarily due to a pre-tax gain on the sale of the assets of the Flexhead businesses of $26.7 million and higher operating income of $10.9 million. Partially offsetting the increase is a pre-tax gain on sale of a joint venture of $5.8 million during the three months ended March 31, 2017, higher interest expense of $4.1 million and higher income tax expense of $3.0 million.

Adjusted EBITDA increased by $9.2 million, or 16.4% to $65.3 million for the three months ended March 30, 2018 compared to $56.1 million for the three months ended March 31, 2017. The increase was primarily due to incremental Adjusted EBITDA from acquisitions over the past twelve months, increased volume and improved productivity costs, partially offset by higher average input costs of steel, copper and freight net of higher average selling prices and higher incentive-based compensation expense during the three months ended March 31, 2017.

Diluted earnings per share were $0.79 for the three months ended March 30, 2018, as compared to $0.28 in the prior-year period. Adjusted net income per diluted share increased by $0.23 to $0.63 for the three months ended March 30, 2018, as compared to $0.40 for the prior-year period.

Segment Results

Electrical Raceway

Electrical Raceway Net sales increased by $53.8 million, or 19.8%, to $324.8 million for the three months ended March 30, 2018 compared to $271.0 million for the three months ended March 31, 2017. The increase was due primarily to $31.7 million of additional sales resulting from acquisitions over the past twelve months and $23.1 million resulting from the pass-through impact of higher average input costs of copper and increased market prices for PVC electrical conduit and fittings products. The increase in sales was partially offset by lower volume of $4.3 million primarily of armored cable and fittings and flexible electrical conduit and fittings product categories.

Electrical Raceway Adjusted EBITDA for the three months ended March 30, 2018 increased by $9.7 million, or 20.8%, to $56.4 million from $46.7 million for the three months ended March 31, 2017. Adjusted EBITDA margins remained relatively flat at 17.4%. The increase in Adjusted EBITDA was largely due to increased market prices for PVC electrical conduit and fittings products and incremental Adjusted EBITDA resulting from acquisitions over the past twelve months, partially offset by an increase in average input costs that exceeded our increase in average selling prices for armored cable and fittings products.

Mechanical Products & Solutions ("MP&S")

MP&S Net sales increased by $18.1 million, or 17.7%, for the three months ended March 30, 2018 to $120.3 million compared to $102.2 million for the three months ended March 31, 2017. The increase was primarily due to $16.8 million of higher volume of products sold within the mechanical pipe and metal framing and fittings product categories.

MP&S Adjusted EBITDA increased by $1.3 million, or 8.2%, to $16.7 million for the three months ended March 30, 2018 compared to $15.5 million for the three months ended March 31, 2017. Adjusted EBITDA margins decreased to 13.9% for the three months ended March 30, 2018 compared to 15.1% for the three months ended March 31, 2017. Adjusted EBITDA increased primarily due to higher volume of products sold, partially offset by an increase in average input costs which exceeded the increase in average selling prices.

Full-Year 2018 Guidance

The Company is updating its expectation of fiscal year 2018 Adjusted EBITDA to be in the range of $250.0 - $260.0 million (includes $2 million reduction from the sale of Flexhead) and its expectation of fiscal year 2018 Adjusted net income per diluted share to be in the range to $2.40 - $2.50.

Exhibit 99.1

Reconciliations of the forward-looking full-year 2018 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, May 8, 2018, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until May 22, 2018. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13678718.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers' businesses and employs approximately 3,600 people at 58 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 29, 2017 and in our Quarterly Report on Form 10-Q filed with the SEC on February 6, 2018 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international

Exhibit 99.1

markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; failure of our indemnification agreements in connection with acquisitions to adequately protect us from liabilities; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; changes as a result of comprehensive tax reform; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence the Clayton, Dubilier & Rice LLC investor will have continued to have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, loss (gain) on extinguishment of debt, income tax expense (benefit), restructuring and impairments, stock-based compensation, consulting fees, multi-employer pension withdrawal, certain legal matters, transaction costs, gain on sale of a business, gain on sale of joint venture and other items, such as inventory reserves and adjustments and realized or unrealized gain (loss) on foreign currency transactions. We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

Net Income Margin

We define Net Income Margin as Net income as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. We define Adjusted net income per share as basic and diluted earnings per share excluding the per share impact of consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted Net income.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
(in thousands, except per share data)	March 30, 2018	March 31, 2017 As Adjusted*	March 30, 2018	March 31, 2017 As Adjusted*
Net sales	$445,000	$372,791	$859,558	$710,382
Cost of sales	335,843	285,182	653,534	531,109
Gross profit	109,157	87,609	206,024	179,273
Selling, general and administrative	60,118	51,725	111,713	95,652
Intangible asset amortization	7,765	5,493	16,452	11,082
Operating income	41,274	30,391	77,859	72,539
Interest expense, net	9,286	5,231	15,880	15,061
Loss on extinguishment of debt	—	—	—	9,805
Other income, net	(25,962)	(6,150)	(25,676)	(6,526)
Income before income taxes	57,950	31,310	87,655	54,199
Income tax expense	15,392	12,375	17,908	17,882
Net income	$42,558	$18,935	$69,747	$36,317

Weighted-Average Common Shares Outstanding
Basic	51,367	63,252	57,287	62,948
Diluted	54,003	66,888	59,945	66,446
Net income per share
Basic	$0.83	$0.30	$1.22	$0.58
Diluted	$0.79	$0.28	$1.16	$0.55

* Adjusted due to the adoption of Accounting Standards Update 2017-07 Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 30, 2018	September 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$76,892	$45,718
Accounts receivable, less allowance for doubtful accounts of $1,349 and $1,239, respectively	245,355	224,427
Inventories, net	202,517	200,003
Prepaid expenses and other current assets	29,786	35,611
Total current assets	554,550	505,759
Property, plant and equipment, net	211,840	208,619
Intangible assets, net	310,161	344,289
Goodwill	169,107	147,716
Deferred tax assets	—	1,657
Non-trade receivables	6,384	7,052
Total Assets	$1,252,042	$1,215,092
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$7,653	$4,215
Accounts payable	123,384	125,618
Income tax payable	1,033	2,581
Accrued compensation and employee benefits	28,652	26,387
Other current liabilities	56,950	53,036
Total current liabilities	217,672	211,837
Long-term debt	900,556	571,863
Deferred tax liabilities	17,378	17,464
Other long-term tax liabilities	6,544	6,771
Pension liabilities	23,960	25,239
Other long-term liabilities	23,857	21,047
Total Liabilities	1,189,967	854,221
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 46,577,795 and 63,305,434 shares issued and outstanding, respectively	467	634
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	434,856	423,232
Accumulated deficit	(354,315)	(42,433)
Accumulated other comprehensive loss	(16,353)	(17,982)
Total Equity	62,075	360,871
Total Liabilities and Equity	$1,252,042	$1,215,092

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
(in thousands)	March 30, 2018	March 31, 2017
Operating activities:
Net income	$69,747	$36,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,063	26,901
Deferred income taxes	(3,667)	(1,997)
Gain on sale of a business	(26,737)	—
Loss on extinguishment of debt	—	9,805
Stock-based compensation	6,334	6,304
Other adjustments to net income	4,611	(2,836)
Changes in operating assets and liabilities, net of effects from purchase price adjustments
Accounts receivable	(23,636)	(5,271)
Inventories	(11,691)	(24,963)
Other, net	5,194	(19,163)
Net cash provided by operating activities	53,218	25,097
Investing activities:
Capital expenditures	(17,173)	(8,374)
Divestiture of business	42,000	—
Acquisition of businesses, net of cash acquired	(3,350)	—
Proceeds from sale of assets held for sale	—	3,024
Other, net	1,469	35
Net cash provided by (used in) investing activities	22,946	(5,315)
Financing activities:
Borrowings under credit facility	309,000	—
Repayments under credit facility	(394,000)	—
Repayments of short-term debt	(3,550)	(4,200)
Repayments of long-term debt	(1,217)	(638,600)
Issuance of long-term debt	426,217	498,750
Payment for debt financing costs and fees	(5,767)	(4,344)
Issuance of common stock	5,299	7,165
Repurchase of common stock	(381,805)	—
Other, net	(78)	—
Net cash used for financing activities	(45,901)	(141,229)
Effects of foreign exchange rate changes on cash and cash equivalents	911	(901)
Increase (decrease) in cash and cash equivalents	31,174	(122,348)
Cash and cash equivalents at beginning of period	45,718	200,279
Cash and cash equivalents at end of period	$76,892	$77,931
Supplementary Cash Flow information
Capital expenditures, not yet paid	$534	$589

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

		Three months ended		Six months ended
	(in thousands)	March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017
	Net income	$42,558	$18,935	$69,747	$36,317
	Interest expense, net	9,286	5,231	15,880	15,061
	Income tax expense	15,392	12,375	17,908	17,882
	Depreciation and amortization	15,853	13,273	33,063	26,901
	Loss on extinguishment of debt	—	—	—	9,805
	Restructuring and impairments	576	412	838	801
	Stock-based compensation	2,770	3,584	6,334	6,304
	Certain legal matters	2,286	7,501	2,286	7,501
	Transaction costs	1,263	138	1,908	1,698
	Gain on sale of a business	(26,737)	—	(26,737)	—
	Gain on sale of joint venture	—	(5,774)	—	(5,774)
	Other (a)	2,094	447	2,601	(10,483)
	Adjusted EBITDA	$65,341	$56,122	$123,828	$106,013

(a)	Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	March 30, 2018			March 31, 2017
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$324,787	$56,404	17.4%	$270,995	$46,687	17.2%
Mechanical Products & Solutions	120,310	$16,722	13.9%	102,180	$15,457	15.1%
Eliminations	(97)			(384)
Consolidated operations	$445,000			$372,791

	Six months ended
	March 30, 2018			March 31, 2017
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$641,310	$112,564	17.6%	$513,380	$88,804	17.3%
Mechanical Products & Solutions	218,884	$27,531	12.6%	197,861	$31,238	15.8%
Eliminations	(636)			(859)
Consolidated operations	$859,558			$710,382

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

		Three months ended		Six months ended
	(in thousands, except per share data)	March 30, 2018	March 31, 2017 As Adjusted*	March 30, 2018	March 31, 2017 As Adjusted*
	Net income	$42,558	$18,935	$69,747	$36,317
	Stock-based compensation	2,770	3,584	6,334	6,304
	Intangible asset amortization	7,765	5,493	16,452	11,082
	Gain on sale of a business	(26,737)	—	(26,737)	—
	Loss on extinguishment of debt	—	—	—	9,805
	Gain on sale of joint venture	—	(5,774)	—	(5,774)
	Certain legal matters	2,286	7,501	2,286	7,501
	Other (a)	2,094	447	2,601	(10,483)
	Pre-tax adjustments to net income	(11,822)	11,251	936	18,435
	Tax effect	3,074	(3,424)	(243)	(5,995)
	Adjusted net income	$33,810	$26,762	$70,440	$48,757

	Weighted-Average Diluted Common Shares Outstanding	54,003	66,888	59,945	66,446
	Net income per diluted share	$0.79	$0.28	$1.16	$0.55
	Adjusted net income per diluted share(b)	$0.63	$0.40	$1.18	$0.73

(a)	Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.
(b)
Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted net income. The following table presents a reconciliation of Adjusted net income per diluted share as reported to the prior method for the periods presented:

		Three months ended		Six months ended
		March 30, 2018	March 31, 2017	March 30, 2018	March 31, 2017
	As reported	$0.63	$0.40	$1.18	$0.73
	Intangible asset amortization (net of tax)	0.11	0.05	0.20	0.10
	Prior method	$0.52	$0.35	$0.98	$0.63

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	March 30, 2018		September 30, 2017		September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$7,653		$4,215		$1,267		$2,864		$42,887
Long-term debt	900,556		571,863		629,046		649,344		649,980
Total debt	908,209		576,078		630,313		652,208		692,867
Less cash and cash equivalents	76,892		45,718		200,279		80,598		33,360
Net debt	$831,317		$530,360		$430,034		$571,610		$659,507

TTM Adjusted EBITDA	$245,423		$227,608		$235,002		$163,949		$126,597

Total debt/TTM Adjusted EBITDA	3.7	x	2.5	x	2.7	x	4.0	x	5.5	x
Net debt/TTM Adjusted EBITDA	3.4	x	2.3	x	1.8	x	3.5	x	5.2	x

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended March 30, 2018:

	TTM	Three months ended
(in thousands)	March 30, 2018	March 30, 2018	December 29, 2017	September 30, 2017	June 30, 2017
Net income	$118,069	$42,558	$27,189	$20,857	$27,465
Interest expense, net	27,417	9,286	6,594	5,726	5,811
Income tax expense	41,512	15,392	2,516	12,173	11,431
Depreciation and amortization	60,889	15,853	17,210	14,485	13,341
Restructuring and impairments	1,293	576	262	556	(101)
Stock-based compensation	12,818	2,770	3,564	3,420	3,064
Certain legal matters	2,336	2,286	—	50	—
Transaction costs	4,988	1,263	645	2,235	845
Gain on sale of a business	(26,737)	(26,737)	—	—	—
Other	2,838	2,094	507	60	177
Adjusted EBITDA	$245,423	$65,341	$58,487	$59,562	$62,033